Exhibit 10.4

Summary of Amendment to Restricted Stock Unit Incentive Award Program

On May 27, 2015, the Compensation Committee of the Board of Directors of Broadcom Corporation (the “Company”) approved an amendment to the Company’s Restricted Stock Unit Incentive Award Program to provide that (i) any awards of restricted stock units that would otherwise have been granted to Scott A. McGregor, President and Chief Executive Officer; Eric K. Brandt, Executive Vice President and Chief Financial Officer; Daniel A. Marotta, Executive Vice President and General Manager, Broadband and Connectivity Group; and Rajiv Ramaswami, Ph.D., Executive Vice President and General Manager, Infrastructure and Networking Group (the “Executives”) and to Henry Samueli, Ph.D., Chairman of the Board and Chief Technical Officer, at a time or times subsequent to the closing of the Transactions (as defined in the Agreement and Plan of Merger by and among the Company and Avago Technologies Limited and certain of its subsidiaries (the “Avago Agreement”)) in respect of performance cycles that have concluded prior to the closing of the Transactions, will be paid in cash to the Executives, and granted as time-based restricted stock units to Dr. Samueli, in all cases immediately prior to the closing of the Transactions and (ii) with respect to the performance cycle in effect at the time of the closing of the Transactions, achievement of the performance goals will be measured as of the closing of the Transactions and the Executives will receive a pro-rata cash payment, and Dr. Samueli will receive a pro-rated grant of time-based restricted stock units, in all cases based on such performance and partial performance cycle, which cash payment for the Executives will be determined pursuant to the terms of the Avago Agreement and based on the value of the restricted stock units they otherwise would have received.